Exhibit 10.1

April 21, 2003

Brian T. McGee

c/o Lexar Media, Inc.

47421 Bayside Parkway

Fremont, CA 94538

Dear Brian:

It gives me great pleasure to make our offer of employment for you to join Lexar Media, Inc., in the position of VP and CFO. In this capacity, you will be reporting directly to me. As we discussed, this offer will become effective April 24 provided Lexar does not begin a process of corporate strategic discussions on or before April 23. I will call you on April 24 to indicate the status. Also, due to internal Lexar Media concerns, please treat this offer as confidential until we mutually agree on an announcement process.

Your base compensation will be $200,000 per year, which will be paid on a bi-weekly basis in accordance and subject to the Company’s normal payroll procedure. In addition, you will be eligible to participate in Lexar’s MBO based incentive plan. This plan provides you the potential of earning an additional 40% of your base income upon the achievement of mutually agreed upon MBOs.

As a Lexar employee, you will be eligible to participate in our current employee benefit and incentive programs as described below. (Note employee benefit programs, including commission and MBO incentive plans, may change from time to time at management’s discretion.)

1.    Stock: We will recommend to the Board of Directors that you will be granted a stock option of 400,000 shares. The granted shares will be vested through four years, with 25% vesting on your first anniversary (from your date of hire), and 1/36th of the remaining shares vesting each subsequent month of your employment thereafter. This option, as a formality, is subject to board approval and a detailed description of the vesting schedule will be furnished to you upon approval and issuance.

2.    Accelerated vesting: 50% of the unvested shares granted to you in the stock grant described above shall vest after 9 months following a change of control, or at the time of your termination if you are terminated without cause due to a change of control.

3.    Vacation: Your vacation benefits will begin at 3.69 hours every two weeks. This equals to 12 days of vacation per year in the first 3 years.

4.    Medical, Savings Plan and Miscellaneous: Medical, dental, long-term disability, life and vision insurance, are included in the benefit package that Lexar offers. In addition to your basic health care benefits, Lexar also offers a Flexible Plan and makes a contribution of 2% of your base compensation to the Flex Plan for your benefit. The 2% contribution is used to offset the costs of your benefit choices, including group health plans. Please refer to the Benefits Summary for eligibility information. Furthermore, Lexar has established a 401K plan in which you will be eligible to participate on your hire date.

5.    Employment Relationship: Your employment with Lexar shall be AT WILL, meaning that either party may terminate the employment relationship at any time and for any reason. However, in the event that Lexar Media terminates your employment other than for cause, you will be entitled to receive up to six (6) months of your annual salary compensation, in the form of continuing bi-weekly payments, payable for up to six (6) months or until you commence new full-time employment, whichever comes first.

This offer letter, and the “‘Employee Nondisclosure and Invention Assignment Agreement”, constitute the entire and exclusive agreement between Lexar and you, concerning your employment with Lexar and it may not be modified, altered or amended, either expressly or implied, unless in writing signed by you and approved by President or Board of Directors at Lexar.

In the event of a dispute arising under or related to this agreement, including any termination of your employment under this agreement, you or Lexar may initiate for arbitration under the administration of the American Arbitration Association (“AAA”). Any Arbitration hearing will be held in the vicinity of the Lexar location where you last performed services and will be held in accordance with the Employee Dispute Resolution rules of the AAA, within 60 calendar days of such filing or as may be extended upon the consent of the parties or their counsel. The arbitration shall be binding on both parties and may be entered as a judgment in any court of competent jurisdiction. Each party shall bear its own costs of arbitration including attorneys fees, unless you prevail in whole or in part, in which case Lexar will pay your costs of arbitration including reasonable attorney fees, pro-rated to the extent you prevail, and such shall be part of the award in the arbitration. By signing this agreement, you expressly agree that any employment related claim against Lexar Media, Inc. must be filed within six months from the date of your employment termination.

For purposes of federal immigration law, you will be required to provide Lexar with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your hire date, or our employment relationship with you may be terminated.

Please indicate your acceptance of this offer, by returning one copy of this letter with your signature, and a start date, at your earliest convenience. This offer will remain valid until May 1, 2003. We are looking forward to your acceptance of our offer and having you join the Lexar Media Team.

Sincerely,

/s/    Eric Stang

Eric Stang

Director, President and CEO

I accept the terms of this offer and will report to work on: May 19, 2003

/s/ Brian McGee	April 24, 2003

Brian McGee	Date